Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to the Class A ordinary shares of Boqii Holding Limited is filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning others, except to the extent that it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of February 16, 2021.

RAUMIER LIMITED

By:	/s/ Norakerteni Muhammad
Name: Norakerteni Muhammad
Title: Director

BRUNEI INVESTMENT AGENCY

By:	/s/ Sofian Md Jani
Name: Sofian Md Jani
Title: Acting Managing Director